Filed Pursuant to Rule 433

Registration No. 333-134553

Lehman Brothers Holdings Inc.

3M LIBOR Floating Rate Notes due March 23, 2009

Issuer:	Lehman Brothers Holdings Inc.
Ratings:	A1/A+/A+
Principal Amount:	1,600,000,000.00
Security Type:	Senior Medium Term Notes
Legal Format:	SEC Registered
Issue Price:	100% of principal amount
Settlement Date:	March 23, 2007
Maturity Date:	March 23, 2009
Coupon:	3-month LIBOR (Reuters Screen LIBOR 01 Page) plus 0.07%
Interest Payment Dates:	Quarterly on the 23rd of each March, June, September and December, commencing on June 25, 2007
Interest Determination Dates:	Two London business days prior to the first day of the relevant interest period
Day Count	Actual/360
Business Day Convention:	Modified Following, Adjusted
CUSIP:	52517PW31
Denominations:	$1,000
Underwriters:	Lehman Brothers 97% (bookrunner)
Banc of America Securities LLC (1%)
Commerzbank Capital Markets Corp. (1%)
Mizuho International PLC (1%)

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-888-603-5847.